Exhibit 3.3

GESCHÄFTSORDNUNG FÜR DEN VORSTAND DER CONGATEC HOLDING AG	RULES OF PROCEDURE OF THE MANAGEMENT BOARD OF CONGATEC HOLDING AG

Aufgrund § 8 Abs. 3 der Satzung der congatec Holding AG und des Aufsichtsratsbeschlusses vom 22. Juli 2015 wird die folgende Geschäftsordnung für den Vorstand in Kraft gesetzt:

In accordance with Section 8 para. 3 of the articles of association of congatec Holding AG (the Articles of Association) and by way of a resolution of the Supervisory Board dated 22 July 2015, the following rules of procedure of the Management Board shall apply:

§ 1 Allgemeine Vorschriften	§ 1 General Provisions

1.                                     Der Vorstand führt die Geschäfte der congatec Holding AG (fortan die Gesellschaft und zusammen mit ihren unmittelbaren und mittelbaren Tochtergesellschaften die congatec Group) unabhängig. Dabei hat er im besten Interesse der Gesellschaft zu handeln. Er entwickelt die strategische Ausrichtung der Gesellschaft in Zusammenarbeit mit dem Aufsichtsrat und diskutiert den aktuellen Stand ihrer Umsetzung in regelmäßigen Abständen mit dem Aufsichtsrat.

1.                                     The Management Board shall be responsible for independently managing the business of congatec Holding AG (the Company and together with its direct and indirect subsidiaries the congatec Group). In doing so, it shall be obliged to act in the Company’s best interest. It shall develop the Company’s strategic approach in coordination with the Supervisory Board and regularly discuss the current state of its implementation with the Supervisory Board.

2.                                     Der Vorstand führt die Geschäfte der Gesellschaft in Übereinstimmung mit dem Gesetz, der Satzung der Gesellschaft, dem Deutschen Corporate Governance Kodex gemäß § 161 Abs. 1 AktG (soweit nicht Abweichungen in der gültigen Entsprechenserklärung offengelegt wurden), dieser Geschäftsordnung, dem Geschäftsverteilungsplan und den jeweiligen Anstellungsverträgen.

2.                                     The Management Board shall conduct the Company’s business in accordance with applicable law, the Articles of Association, the German Corporate Governance Code pursuant to Section 161 para. 1 of the German Stock Corporation Act (Aktiengesetz, AktG) (unless deviations have been disclosed in the applicable compliance statement), these rules of procedure, the

Er arbeitet mit den übrigen Organen der Gesellschaft zum Wohle der Gesellschaft vertrauensvoll zusammen.	organizational plan and relevant employment contracts. It shall cooperate with the other bodies of the Company, in good faith, in the Company’s best interest.

3.                                     Der Vorstand stellt sicher, dass die Gesellschaft alle Vorschriften des geltenden Rechts ebenso wie die internen Regeln der congatec Group einhält und arbeitet darauf hin, dass auch die Gesellschaften der congatec Group diese Regeln einhalten; ferner gewährleistet der Vorstand ein angemessenes Risikomanagement und eine entsprechende Risikoüberwachung.

3.                               The Management Board shall ensure that all provisions of applicable law and congatec Group’s internal policies are complied with by the Company and shall work to achieve their compliance by the congatec Group companies; in addition, it shall ensure appropriate risk management and risk controlling.

§ 2 Mitglieder des Vorstands	§ 2 Members of the Management Board

1. Der Vorstand besteht aus einem oder mehreren Mitgliedern.	1. The Management Board shall be composed of one or more members.

2.                                     Die Mitglieder des Vorstands tragen gemeinsam die Verantwortung für die gesamte Geschäftsführung. Sie arbeiten kollegial zusammen und unterrichten sich gegenseitig über alle wichtigen Vorgänge und Maßnahmen in ihren Zuständigkeitsbereichen.

2.                               The members of the Management Board shall bear joint responsibility for the Company’s management. They shall work together collegially and shall keep one another informed about all material business transactions and measures adopted in their respective areas of responsibility.

3.                                     Unbeschadet der Gesamtverantwortung aller Vorstandsmitglieder für die Geschäftsführung der Gesellschaft führt jedes Vorstandsmitglied die ihm durch einen Geschäftsverteilungsplan oder andere Vorstandsbeschlüsse zugewiesenen Bereiche in eigener Verantwortung.

3.                               Notwithstanding the joint responsibility of the Management Board’s members for the management of the Company, each Board member shall be individually responsible for the areas allocated to him in connection with an Organization Plan, or other resolutions of the Management Board.

§ 3 Geschäftsverteilung	§ 3 Business Responsibility

1.                                     Der Vorstand legt die Geschäftsbereiche der Gesellschaft fest und unterteilt diese in Segmente. Der Vorstand kann im Einvernehmen mit dem Aufsichtsrat die Zuweisung von Verantwortlichkeiten der verschiedenen Mitglieder des Vorstandes für die einzelnen Geschäftsbereiche beschließen, indem er einen Geschäftsverteilungsplan aufstellt.

1.                                     The Management Board shall determine the Company’s business areas and combine them into segments. The Management Board can in mutual cooperation with the supervisory board determine the allocation of responsibilities for business areas and segments to the various members of the Management Board through an Organization Plan (Geschäftsverteilungsplan).

2.                                     Jeder Beschluss über die Verabschiedung, die Änderung oder die Aufhebung des Geschäftsverteilungsplans muss einstimmig ergehen. Wenn ein einstimmiger Beschluss des Vorstandes nicht gefasst werden kann, so hat der Aufsichtsrat die Entscheidung zu treffen. Der Aufsichtsrat ist umgehend über die Verabschiedung, die Änderung oder die Aufhebung eines Geschäftsverteilungsplans zu unterrichten.

2.                                     Any resolution on the enactment, any amendments or the revocation of the Organization Plan (Geschäfts- verteilungsplan) shall require the approval of all members of the Management Board. If a unanimous decision of the Management Board cannot be reached, the Supervisory Board shall make the decision instead. The Supervisory Board shall be informed immediately about any Organization Plan and any amendment to it or its revocation.

§ 4 Rechte und Pflichten der Vorstandsmitglieder	§ 4 Rights and Obligations of the Members of the Management Board

Soweit der Vorstand einen Geschäftsverteilungsplan erlässt, finden die nachfolgenden Regelungen dieses § 4 Anwendung.

1.                                     Die Verantwortlichkeit jedes einzelnen Vorstandsmitglieds wird durch den Geschäftsverteilungsplan festgelegt.

In case the Management Board adopts an Organization Plan this Section 4 shall apply.

1.                                     The responsibilities of the individual members of the Management Board shall be determined by the Organization Plan (Geschäftsverteilungsplan).

2.                                     Jedes Vorstandsmitglied ist verpflichtet, bei schwerwiegenden Bedenken bezüglich einer Angelegenheit eines anderen Ressorts eine Behandlung der Angelegenheit durch den gesamten Vorstand herbeizuführen, sofern die Bedenken nicht durch eine Aussprache mit den anderen Vorstandsmitgliedern oder dem Vorstandsvorsitzenden ausgeräumt werden können.

2.                                     Each Management Board member shall be obliged, in the event serious concern regarding another business area arises, to ensure that it is discussed by the full Management Board, unless the concerns can be overcome through discussion with the other board members or the chairman of the Management Board.

3.                                     Jedes Vorstandsmitglied kann von den übrigen Vorstandsmitgliedern jederzeit Informationen über Angelegenheiten einfordern, welche in deren Verantwortungsbereich fallen. Der Vorstand ist in regelmäßigen Abständen von dem im Einzelfall verantwortlichen Vorstandsmitglied über Entwicklungen in dem jeweiligen Geschäftsbereich und Segment zu unterrichten. Soweit Maßnahmen und Geschäftsaktivitäten aus dem Verantwortungsbereich eines Vorstandsmitglieds den Verantwortungsbereich eines anderen Vorstandsmitglieds wesentlich berühren, haben sich die zuständigen Vorstandsmitglieder im Voraus abzustimmen.

3.                                     Each Management Board member shall, at any time, be entitled to demand information from the other members of the Management Board on individual matters relating to the areas for which they bear responsibility. The Management Board shall be regularly informed about developments in the individual business areas and segments by the respective board members. Insofar as the measures and business activities from the area of responsibility of one board member also substantially affect the area of responsibility of another board member, the board members in charge of these areas shall consult one another in advance.

4. Jedes Vorstandsmitglied kann verlangen, dass Maßnahmen oder Geschäfte aus dem Verantwortungsbereich eines anderen Vorstandsmitglieds, die seinen Verantwortungsbereich wesentlich berühren, eines

4.                                     Each Board member whose area of responsibility is substantially affected by the measures or business activities of a member of the Board with another area of responsibility, may request a resolution by the Management Board.

Vorstandsbeschlusses bedürfen.

5.                                     Die Vorstandsmitglieder sind gemeinschaftlich dafür verantwortlich, dass der Aufsichtsrat angemessen unterrichtet wird. Der Vorstand hat den Aufsichtsrat in regelmäßigen Abständen rechtzeitig und umfassend über alle Angelegenheiten der Gesellschaft im Zusammenhang mit der Planung, der Geschäftsentwicklung, der Risikosituation, dem Risikomanagement und der Einhaltung von § 90 AktG zu unterrichten. Der Vorstand soll Abweichungen des Geschäftsbetriebs von den zuvor formulierten Plänen und Zielen und die Ursachen hierfür herausarbeiten sowie Vorschläge für geeignete Gegenmaßnahmen machen.

5.                                     The members of the Management Board are jointly responsible for providing sufficient information to the Supervisory Board. The Management Board shall regularly inform the Supervisory Board, comprehensively and without delay, of all material issues to the Company with regard to planning, business development, risk situation, risk management and compliance in accordance with Section 90 AktG. The Management Board shall point out deviations of the actual business development from previously formulated plans and targets, and indicate the reasons therefore and make suggestions for any counter-measures to be taken.

§ 5 Zustimmungsbedürftige Geschäfte (Gesamtvorstand)	§ 5 Transactions Requiring Approval of the Management Board

Neben Geschäften, welche bereits von Gesetzes wegen, aufgrund der Satzung oder nach dieser Geschäftsordnung eines Vorstandsbeschlusses bedürfen, sind folgende Maßnahmen nur auf der Grundlage eines Beschlusses des Gesamtvorstands durchzuführen:

In addition to transactions for which a resolution adopted by the Management Board is required by law, by the Articles of Association or by these rules of procedure, the following matters shall require a resolution adopted by the Management Board:

a)                                     die Erstellung der Berichte des Vorstands zur Information des Aufsichtsrats (§  9 dieser Geschäftsordnung) und der viertel- und halbjährlichen Berichte, welche aufgrund des einschlägigen Kapitalmarktrechts zu erstellen sind;

a)                                     the preparation of the Management Board’s reporting to inform the Supervisory Board (Section 9 of these rules of procedure) and of the quarterly and semi-annual reports as required by the applicable capital market laws;

b) grundlegende Organisationsmaßnahmen wie etwa der Abschluss oder	b) fundamental organisational measures, such as the conclusion of die Änderung von Unternehmensverträgen (§§ 291 ff. AktG), Umwandlungsmaßnahmen im Sinne des Umwandlungsgesetzes, die Veräußerung oder Akquisition wesentlicher Unternehmensteile sowie Angelegenheiten der Strategie- und Geschäftsplanung im Sinne des § 90 Abs. 1 Nr. 1 AktG;

or amendment to company transfer agreements (Section 291 et seqq. AktG), transformation measures within the meaning of the German Transformation of Companies Act (Umwandlungsgesetz), sale or acquisition of material company assets as well as issues of strategy and business planning as set out in Section 90 para. 1 no. 1 AktG;

c) Maßnahmen im Zusammenhang mit der Implementierung und der Kontrolle eines Überwachungssystems im Sinne von § 91 Abs. 2 AktG;	c) measures related to the implementation and controlling of a monitoring system as described in Section 91 para. 2 AktG;

d) die Abgabe der Entsprechenserklärung gemäß § 161 Abs. 1 AktG;	d) the issuance of the compliance statement pursuant to Section 161 para. 1 AktG;

e)                                      die Aufstellung des Konzern- und Jahresabschlusses (einschließlich des Lageberichts) sowie vergleichbarer Berichte, welche die Gesellschaft freiwillig oder aufgrund kapitalmarktrechtlicher Bestimmungen veröffentlicht;

e)                                      the preparation of the consolidated and unconsolidated financial statements (including the management report on the Company’s business situation) as well as comparable reports issued by the Company voluntarily or based upon capital market rules;

f) Einberufungen der Hauptversammlung sowie Anfragen und Beschlussvorschläge des Vorstands, welche in der Hauptversammlung behandelt und über welche abgestimmt werden soll; oder	f) convening of the general shareholders’ meeting and the Management Board’s requests and proposals for resolutions to be dealt with and voted on therein; or

g) Angelegenheiten, deren Beschlussfassung ein Vorstandsmitglied verlangt hat.	g) matters with respect to which the any member of the Management Board has requested a resolution by the Management Board.

§ 6 Vorsitzender des Vorstands	§ 6 Chairman of the Management Board

1.                                      Der Aufsichtsrat kann ein Mitglied des Vorstands zum Vorsitzenden ernennen. Ist ein Mitglied des Vorstands zum Vorsitzenden des Vorstands ernannt worden, finden die folgenden Regelungen in diesem § 6 Anwendung.

1. The Supervisory Board can appoint one member of the management board as chairman. In case a chairman of the management board has been appointed the following rules in this Section 6 shall apply.

2.                                     Die Koordination von Segmenten mit sich überschneidenden Aufgabenbereichen obliegt dem Vorstandsvorsitzenden. Der Vorstandsvorsitzende wirkt darauf hin, dass sich die Geschäftsführung einheitlich an den durch die Beschlussfassung des Vorstands definierten Zielen orientiert. Er ist berechtigt, von den übrigen Vorstandsmitgliedern jederzeit Informationen über die in ihren jeweiligen Verantwortlichkeitsbereich fallenden Geschäftsangelegenheiten zu verlangen; er kann auch entscheiden, dass er über bestimmte Geschäfte und bestimmte Arten von Geschäften im Voraus informiert wird.

2.                                     Coordination of segments with shared functions shall be incumbent upon the chairman of the Management Board. He shall endeavour to ensure that the conduct of the Company’s business is uniformly oriented towards the objectives established by the resolutions of the Management Board. He is entitled, at any time, to demand information from the members of the Management Board on individual matters relating to the areas for which they bear responsibility and may decide that he shall be informed in advance about certain transactions and certain types of transactions.

3.                                     Der Vorstandsvorsitzende repräsentiert den Vorstand und die Gesellschaft in der Öffentlichkeit, speziell im Umgang mit Behörden, Vereinigungen, Wirtschaftsverbänden und den Medien in Bezug auf Angelegenheiten, welche die Gesellschaft als Ganzes oder aber verschiedene Geschäftsbereiche oder Segmente betreffen, sofern im Geschäftsverteilungsplan nicht anders geregelt. Letzeres gilt auch

3.                                     The chairman of the Management Board shall represent the Board and the Company in the public sphere, especially in dealings with authorities, associations, business organizations and the media in matters which concern the Company as a whole or several business areas or segments if not regulated differently by the Organization Plan (Geschäftsverteilungsplan). The latter applies also in case of press

für Presseveröffentlichungen und deren Zustimmung durch den Vorstandsvorsitzenden.	statements and its prior approval of the chairman of the Management Board.

4.                                     Der Vorstandsvorsitzende koordiniert die Zusammenarbeit zwischen Vorstand und Aufsichtsrat. Er hält stetigen Kontakt mit dem Aufsichtsrat; er ist dafür verantwortlich, dass die gegenüber dem Aufsichtsrat bestehenden Berichtspflichten erfüllt werden und informiert den Aufsichtsratsvorsitzenden umgehend über Geschäfte, die der Zustimmung des Aufsichtsrats bedürfen, speziell über Unzulänglichkeiten im Zusammenhang mit dem gem. § 91 Abs. 2 AktG zu etablierenden Risikomanagementsystem. Alle Mitglieder des Vorstandes unterstützen den Vorstandsvorsitzenden bei der Erfüllung seiner Pflichten.

4.                                     The chairman of the Management Board shall organize the Management Board’s cooperation with the Supervisory Board. He shall maintain regular contact with the Supervisory Board; he shall be responsible for reporting duties towards the Supervisory Board being fulfilled and informs the chairman of the Supervisory Board promptly about transactions requiring the approval of the Supervisory Board and especially about any deficiencies arising within the risk management system to be set up by the Management Board pursuant to Section 91 para. 2 AktG. All the members of the Management Board shall support him in fulfilling his duties.

§ 7 Sitzungen und Beschlussfassungen des Vorstands	§ 7 Meetings and Resolutions of the Management Board

1.                                     Der Vorstandsvorsitzende beruft die Vorstandssitzungen ein, er stellt die Tagesordnung zusammen und sitzt den Vorstandssitzungen vor. Der Vorstandsvorsitzende bestimmt die Reihenfolge, in welcher die Tagesordnungspunkte behandelt werden, ebenso wie die Reihenfolge, in der abgestimmt wird. Jedes Vorstandsmitglied hat einen Anspruch darauf, dass die von ihm vorgeschlagenen Angelegenheiten auf die Tagesordnung gesetzt werden. Kann der Vorstandsvorsitzende einer Sitzung nicht

1.                                     The chairman of the Management Board shall convene Board meetings, establish the agenda and chair the meetings of the Management Board. He shall determine the sequence in which the items on the agenda shall be dealt with, as well as the rules and sequence of voting. Each member of the Management Board shall have the right to demand that any items he may propose be put on the agenda. Should the chairman of the Management Board be unable to attend, the longest-serving member of the Management Board present beiwohnen, so vertritt ihn das dienstälteste Vorstandsmitglied bei der Vorbereitung, Einberufung und dem Vorsitz der Vorstandssitzung. Soweit kein Mitglied des Vorstands zum Vorsitzenden des Vorstands ernannt worden ist, kann jeder Vorstand eine Vorstandssitzung einberufen.

shall serve as his proxy in preparing, convening and chairing Board meetings. In case no member of the management board has been appointed as chairman, each member of the management board can call a board meeting.

2. Der Vorstand soll in zweiwöchigem Abstand zusammenkommen, wenigstens jedoch einmal im Monat. Auf Verlangen eines Vorstandsmitglieds ist eine Vorstandssitzung unverzüglich einzuberufen.	2. The Management Board shall meet every two weeks, and at least once each month. Any member of the Management Board can demand the immediate convening of a Board meeting.

3.                                     Der Vorstand ist beschlussfähig, wenn all seine Mitglieder Einladungen zur Vorstandssitzung erhalten haben und mindestens die Hälfte der Mitglieder bei der Beschlussfassung mitwirken. Abwesende Vorstandsmitglieder können an der Beschlussfassung teilnehmen, indem sie ihre Stimme schriftlich, per Telefax, telefonisch oder durch ein anderes gebräuchliches Telekommunikationsmittel übermitteln. Telefonische Stimmabgaben sind schriftlich zu bestätigen. Auch nachträgliche Stimmabgaben gelten als Teilnahme an der Beschlussfassung. Sie sind nur zulässig, wenn der Sitzungsleiter sie zulässt und eine Frist für ihre Abgabe bestimmt.

3.                                     The Management Board shall have a quorum if all its members shall have received invitations to the meeting and at least half of its members shall participate in adopting resolutions. Absent members of the Management Board may participate in adopting resolutions by submitting their written vote to the Chairman prior to or during the Management Board meeting by fax, email, telephone, or any other customary means of telecommunication; votes cast by telephone shall be confirmed in written form. Subsequently submitted votes also count toward participation in the adoption of resolutions. They are only admissible if the person chairing the meeting allows them and sets a deadline for their submission.

4. Außerhalb von Sitzungen können Beschlüsse im Umlaufverfahren oder in anderer Weise (zum Beispiel durch telefonische Stimmabgabe oder Stimmabgabe mittels sonstiger	4. Resolutions may be adopted outside meetings either by circulating the documents or in any other form (e.g., by casting of votes by telephone, via video conferencing or via other

Telekommunikationsmittel, einschließlich E-Mail) gefasst werden. Soweit ein Vorstandsmitglied an solchen Beschlussfassungen nicht teilgenommen hat, ist es unverzüglich über die gefassten Beschlüsse zu unterrichten.

means of telecommunication (including email)). Insofar as a member of the Management Board has not participated in adopting such resolutions, he shall be informed immediately about the resolutions adopted.

5.                                     Der Vorstand hat sich bei der Beschlussfassung nach Kräften um Einstimmigkeit zu bemühen. Ist Einstimmigkeit nicht zu erzielen, so beschließt der Vorstand, soweit nicht durch Satzung oder Gesetz andere Mehrheiten vorgeschrieben sind, mit einfacher Mehrheit der an der Beschlussfassung teilnehmenden Vorstandsmitglieder. Bei Stimmengleichheit gibt die Stimme des Vorstandsvorsitzenden den Ausschlag.

5.                                     The Management Board shall do everything in its power to ensure that its resolutions are adopted unanimously. Should unanimity not be achievable, a simple majority of the members of the Board participating in the vote may adopt resolutions, unless otherwise prescribed by the Articles of Association or by law. In the case of a tie, the chairman of the Management Board shall have a second, tie-breaking vote.

6.                                     Über die Sitzungen des Vorstands ist Protokoll in deutscher und/oder englischer Sprache zu führen, das vom Sitzungsleiter und Protokollführer zu unterzeichnen ist. Eine Abschrift dieses Protokolls ist allen Vorstandsmitgliedern unverzüglich zuzuleiten.

6.                                     Minutes shall be kept of the meetings of the Management Board in the German and/or in the English language and signed by the chairman of the meeting and the person taking down the minutes. A copy of these minutes shall be sent immediately to all members of the Management Board.

§ 8 Zustimmungsbedürftige Geschäfte (Aufsichtsrat)	§ 8 Transactions Requiring Approval of the Supervisory Board

1. Neben Geschäften, welche bereits von Gesetzes wegen, aufgrund der Satzung oder nach dieser Geschäftsordnung der Zustimmung des Aufsichtsrates bedürfen, sind insbesondere folgende Geschäfte nur

1.                               Apart from transactions which must be approved by the Supervisory Board under applicable law or the Articles of Association, in particular the following transactions to be undertaken by the Company require the prior approval of

mit Zustimmung des Aufsichtsrates durchzuführen:	the Supervisory Board:

a) maßgebliche Änderungen der Geschäftsstrategie der congatec Group;	a) any material changes to the business strategy of the congatec Group;

b)                                     (i) der Erwerb und die Veräußerung von Grundstücken, (ii) der Erwerb oder die Veräußerung von Gesellschaften (iii) der Erwerb, Verkauf, die Neubegründung, Ausweitung, Reduzierung oder Beendigung von Geschäftsbereichen, einschließlich materieller wie immaterieller Rechte, sofern der jeweilige Preis oder Wert EUR 500.000,00 im Einzelfall übersteigt;

b)                         (i) the purchase or sale of real estate, (ii) the purchase or sale of legal entities or (iii) purchase, sale, creation, extension, reduction or termination of business units, including tangible or intangible assets and joint ventures, if the relevant price or value, in each case, exceeds EUR 500,000.00;

c) der Erwerb, Verkauf oder die Neubegründung von Beteiligungen, Betriebsstätten oder Joint Ventures;	c) the purchase, sale or creation of participations, branch offices or joint ventures,

d)                                     der Abschluss oder die Änderung von Vereinbarungen im Zusammenhang mit der Kreditvergabe, Kreditaufnahme, Übernahme von Garantien, Abgabe von Bürgschaftserklärungen oder mit Rechtsgeschäften, durch die ähnliche Verbindlichkeiten begründet werden, deren Höhe im Einzelfall EUR 500.000,00 übersteigt;

d)                         the conclusion or amendment of an agreement for or relating to borrowing, lending, underwriting guarantees or surety ships or assuming similar liabilities of an amount exceeding EUR 500,000.00, in each case;

e)                                      der Abschluss oder die Abänderung von Vereinbarungen über Beratungs- oder andere Dienstleistungen, sofern die mit der einzelnen Vereinbarung für die Gesellschaft oder für die congatec Group verbundenen Kosten oder Verbindlichkeiten pro Jahr EUR 150.000,00 oder insgesamt EUR 250.000,00 übersteigen;

e)                          the conclusion of, or amendment to, consulting, advisory or other service agreements, if the costs or obligations associated with the respective agreement for the Company or for congatec Group exceed EUR 150,000.00 per year or EUR 250,000.00 in the aggregate;

f)                                       der Abschluss oder die Abänderung von Leasing-, Pacht- und Mietverträgen in Bezug auf Grundstücke, Gebäude oder ähnliche Objekte, sofern die Verpflichtungen der Gesellschaft aus dem einzelnen Vertrag pro Jahr EUR 50.000,00 oder insgesamt EUR 250.000,00 übersteigen;

f)                           the conclusion of, or amendment to, operating lease, land lease or rental agreements in relation to real estate, buildings or similar objects, if the obligations of the Company associated with the respective agreement exceed EUR 50,000.00 per year or EUR 250,000.00 in the aggregate;

g) Aufwendungen oder Investitionen, welche im Einzelfall den Betrag von EUR 500.000,00 übersteigen, es sei denn, die betreffende Maßnahme fällt unter einen anderen Punkt dieses Absatzes;	g) expenditure or capital investments exceeding an amount of EUR 500,000.00 in each case, unless the relevant measure is covered by another item of this paragraph;

h) jede Anstellung, Kündigung oder Änderung des Anstellungsvertrages eines leitenden Angestellten, sofern die Gesamtvergütung (inklusive in bar zu leistender Boni) EUR 150.000,00 überschreitet;	h) any hiring, dismissal or modification of an employment agreement of any executive manager provided that its aggregate cash remuneration (including cash bonuses) exceeds EUR 150,000.00;

i)                                         die Aufnahme neuer oder die Beendigung bereits existierender wesentlicher Geschäftsbereiche der congatec Group (insbesondere, wenn die Investitionen oder die Kosten der Maßnahme im Einzelfall EUR 500.000,00 überschreiten), es sei denn, die betreffende Maßnahme fällt unter einen anderen Punkt dieses Absatzes;

i)                             the opening of new or the termination of material existing business units of congatec Group (in particular, if the investment or the costs of the measure individually exceed EUR 500,000.00), unless the relevant measure is covered by another item of this paragraph;

j) jede wesentliche Änderung oder Ergänzung der internen Verhaltensrichtlinien;	j) any material change or amendment to the code of conduct;

k) die Bewilligung des Budgets der congatec Group, einschließlich des Investitionsbudgets sowie des darauf bezogenen Finanzplans;	k) the approval of congatec Group’s budget, including the investment budget as well as the related financing plan;

l) der Abschluss oder die Änderung von Geschäften, welche die Gesellschaft mit einem Vorstandsmitglied oder mit einem Vorstandsmitglied nahestehenden Personen oder Gesellschaften abschließt;	l) the conclusion or amendment of transactions between the Company and any member of the Management Board, as well as persons or companies associated with a member of the Management Board;

m) die Erteilung von Prokura;	m) the grant of power of procuration;

n) die Veräußerung, Verfügung über oder Lizensierung von materiellen gewerblichen Schutzrechten;	n) the sale, disposal or licensing of material intellectual property rights;

o) der Abschluss, die Änderung oder Beendigung von Vereinbarungen über risikobehaftete Finanzgeschäfte wie z.B. Finanzderivate;	o) the conclusion, amendment or termination of agreements concerning risky financial transactions such as financial derivatives;

p) das Aufsetzen, die Änderung oder Beendigung von Mitarbeiteraktienoptionsprogrammen oder virtuellen Aktienoptionsprogrammen, sowie	p) the creation, amendment or termination of employee stock option programs or virtual stock option programs, as well as

q) die Erklärung von Forderungsverzichten, die im Einzelfall EUR 75.000,00 überschreiten;	q) the cancellation of debt exceeding EUR 75,000.00 per individual case.

2.                                     Der Vorstand trägt im Rahmen des rechtlich Möglichen dafür Sorge, dass Maßnahmen und Geschäfte im Sinne von § 8 Abs. 1 dieser Geschäftsordnung bei Tochtergesellschaften oder Gemeinschaftsunternehmen der Gesellschaft seiner vorherigen Zustimmung bedürfen. Diese Zustimmung darf der Vorstand seinerseits erst nach Erteilung der Zustimmung durch den Aufsichtsrat bzw. des hiermit betrauten Aufsichtsratsausschusses erteilen.

2.                               The Management Board is, to the extent legally permissible, obliged to make sure that any measures and transactions as set out under Section 8 para. 1 of these rules of procedure require the prior approval of the Management Board if taken by subsidiaries or joint ventures of the Company. The Management Board shall only be permitted to grant such approval upon prior approval by the Supervisory Board or the responsible Supervisory Board committee.

3.                                     Der Zustimmung des Aufsichtsrats bezüglich jeder der im § 8 Abs. 1 dieser Geschäftsordnung genannten Geschäfte bedarf es nicht, wenn der Aufsichtsrat Geschäften dieser Art bereits generell oder im Einzelfall im Zusammenhang mit der Geschäftsplanung zugestimmt hat oder soweit derartige Geschäfte bereits im Budget vorgesehen sind.

3.                               The Supervisory Board’s approval in relation to any of the transactions set out above in Section 8 para. 1 of these rules of procedure is not required if the Supervisory Board has already given general approval to such transactions or approval individually in connection with business planning, or to the extent that such transactions are already included in the budget.

4.                                     Einer Zustimmung bedarf es gemäß § 8 Abs. 1 lit. b) bis g) (auch in Verbindung mit § 8 Abs. 2) dieser Geschäftsordnung nicht, wenn es sich bei allen Parteien des jeweiligen Vertrages um Gesellschaften, deren sämtliche Anteile unmittelbar oder mittelbar von der Gesellschaft gehalten werden, oder um die Gesellschaft selbst handelt.

4.                               No approval under Section 8 para. 1 lit. b) to g) (also in connection with Section 8 para. 2) of these rules of procedure shall be required if all parties to the respective agreement are wholly owned direct or indirect subsidiaries of the Company or the Company itself.

§ 9 Information des Aufsichtsrats	§ 9 Information of the Supervisory Board

1.                                     Der Vorstand hat, ungeachtet § 90 AktG, § 4 Abs. 5 und § 6 Abs. 4 dieser Geschäftsordnung sowie Ziffer 3 des Deutschen Corporate Governance Kodex den Aufsichtsrat über folgende Angelegenheiten zu informieren:

1.                               Notwithstanding the provisions in § 90 AktG, of Section 4 para. 5 and Section 6 para. 4 of these rules of procedure and of Section 3 of the German Corporate Governance Code, the Management Board shall inform the Supervisory Board of the following matters:

a)                                     Der Vorstand hat den Aufsichtsrat wenigstens einmal im Jahr über seine Geschäftspolitik in Bezug auf die Gesellschaft und über andere grundsätzliche Fragen im Zusammenhang mit der Unternehmensplanung (speziell die Finanz-, Investitions- und die

a)                              At least once each year, the Management Board shall inform the Supervisory Board of its Company business policy and of other fundamental questions related to its business planning (especially financial, investment and human resources planning); in this regard, the

Beschäftigungsplanung) zu unterrichten; in diesem Zusammenhang soll der Vorstand Abweichungen der tatsächlichen Geschäftsentwicklung von zuvor formulierten Plänen und Zielen sowie die Gründe für dieses Abweichen aufzeigen; ferner stellt der Vorstand den mittelfristigen Geschäftsplan  sowie Entwürfe des Budgets und des Geschäftsplans vor;

Management Board shall point out deviations of the actual business development from previously formulated plans and targets, including the reasons for such deviation; the Management Board shall present the mid term business plan and drafts of the budget and the business plan;

b)                                     Der Vorstand unterrichtet den Aufsichtsrat wenigstens einmal im Jahr (im Rahmen der Vorstandssitzung, in welcher der Beschluss über den Konzern- und Jahresabschluss gefasst wird) über die Profitabilität der Gesellschaft;

b)                              At least once each year (in the meeting in which the resolution on the consolidated and unconsolidated financial statements is passed), the Management Board shall inform the Supervisory Board of the Company’s profitability;

c)                                      Der Vorstand informiert den Aufsichtsrat wenigstens alle drei Monate über die gegenwärtige Lage der Gesellschaft, speziell über den Umsatz und die allgemeine Situation der Gesellschaft einschließlich ihrer Finanzierungssituation. Des Weiteren hat der Vorstand dem Aufsichtsrat jeweils monatlich die monatlichen betriebswirtschaftlichen Auswertungen zukommen zu lassen;

c)                               At least once every three months, the Management Board shall inform the Supervisory Board of the state of the Company’s operations, especially its turnover and the Company’s overall situation including status of financing. Furthermore, the Management Board shall provide the Supervisory Board each month with the monthly management accounts;

d)                                     Der Vorstand hat den Aufsichtsrat umgehend und im Voraus von solchen Geschäften zu unterrichten, die wesentliche Auswirkungen auf die Profitabilität oder die Liquidität der Gesellschaft haben können; ebenso unterrichtet der Vorstand den Aufsichtsrat, wenn die Geschäftstätigkeit der congatec Group wesentlich gegen geltendes Recht verstößt.

d)                              The Management Board shall inform the Supervisory Board promptly in advance of any transactions which may have a material impact on the Company’s profitability or liquidity; the Management Board shall also inform the Supervisory Board if congatec Group’s operations do not comply with law in any material respect.

2.                                     Der Vorstand hat den Vorsitzenden des Aufsichtsrats ferner über sonstige wichtige Ereignisse zu unterrichten. Zu solchen Ereignissen gehört insbesondere der Umstand, dass der Vorstand Kenntnis von Geschäften unter Beteiligung einer Tochtergesellschaft erlangt hat, die einen wesentlichen Einfluss auf die Gesamtlage der Gesellschaft haben könnte.

2.                                     Moreover, the Management Board shall report any other important events to the chairman of the Supervisory Board. This includes an event in which the Management Board has become aware of a transaction involving an affiliate which may have a material impact on the Company’s overall situation.

3. Berichte und Informationen, die dem Aufsichtsrat nach dieser Vorschrift zu übermitteln sind, müssen rechtzeitig und grundsätzlich in schriftlicher Form übermittelt werden.	3. The reports and information to be provided to the Supervisory Board hereunder shall be issued without delay and generally in written form.

§ 10 Wettbewerbsverbot, Interessenkonflikt	§ 10 Non-Compete, Conflicts of Interest

1. Neben dem gesetzlichen Wettbewerbsverbot gemäß § 88 AktG unterliegen die Vorstandsmitglieder nach Maßgabe ihrer jeweiligen Anstellungsverträge einem Wettbewerbsverbot.	1. In addition to the statutory non-compete obligation pursuant to § 88 AktG, the members of the Management Board are under a non-competition obligation, subject to their respective service agreements

2.                                     Die Vorstandsmitglieder bedürfen zur Ausübung von Nebentätigkeiten der Zustimmung des Aufsichtsrats, insbesondere zur Übernahme von Aufsichtsrats-, Beirats- und ähnlichen Mandaten sowie zum Eintritt in die Geschäftsleitung eines anderen Unternehmens.

2.                                     The members of the Management Board require the approval of the Supervisory Board for accepting other positions or assignments, especially seats on supervisory, advisory and similar boards, as well as assuming an executive position at another company.

3. Jedes Vorstandsmitglied hat Interessenkonflikte unverzüglich gegenüber dem Aufsichtsrat offenzulegen und die anderen Vorstandsmitglieder hiervon zu informieren.	3. Each member of the Management Board shall disclose conflicts of interest immediately to the Supervisory Board and inform the other members of the Management Board.

4.                                     Jedes Geschäft, welches die Gesellschaft mit einem Vorstandsmitglied oder mit einem Vorstandsmitglied nahestehenden Personen oder Gesellschaften abschließt, muss den einschlägigen branchentypischen Standards entsprechen. Jedes dieser Geschäfte bedarf der Zustimmung des Aufsichtsrats.

4.                                     Any transaction between the Company and any member of the Management Board, as well as persons or companies associated with a member of the Management Board, must comply with standards customary in the sector. Any such transaction requires the approval of the Supervisory Board.

§ 11 Inkrafttreten und maßgebliche Sprache	§ 11 Effective Date and Prevailing Language

1. Diese Geschäftsordnung tritt am Tag des Aufsichtsratsbeschlusses in Kraft, mit dem über sie Beschluss gefasst wird, und gilt solange, bis sie durch den Aufsichtsrat verändert oder widerrufen wird.

1.                                      The rules of procedure shall be effective as of the date of the Supervisory Board resolution by which they are implemented and shall remain in force until amended or abolished by the Supervisory Board.

2. Im Zweifelsfalle hat die deutsche Fassung Vorrang.	2. In cases of doubt, the German language version shall prevail.